                           JOHN W. HENRY & CO./
                           MILLBURN L.P .
                           (A DELAWARE LIMITED PARTNERSHIP)

                           Financial Statements for the years ended
                           December 31, 2002, 2001 and 2000
                           and Independent Auditors' Report

[MERRILL LYNCH LOGO]

JOHN W. HENRY & CO./MILLBURN L. P.
(A DELAWARE LIMITED PARTNERSHIP)

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                   PAGE
                                                                                                   ----
INDEPENDENT AUDITORS' REPORT                                                                          1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2002 and 2001                                  2

  Statements of Operations for the years ended December 31, 2002, 2001, and 2000                      3

  Statements of Changes in Partners' Capital for the years ended December 31, 2002,                   4
     2001 and 2000

  Financial Data Highlights for the year ended December 31, 2002                                      5

  Notes to Financial Statements                                                                     6-9

INDEPENDENT AUDITORS' REPORT

To the Partners of
  John W. Henry & Co./Millburn L.P.:

We have audited the accompanying statements of financial condition of John W. Henry & Co./Millburn L.P. (the "Partnership") as of December 31, 2002 and 2001, and the related statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 2002, and the financial data highlights for the year ended December 31, 2002. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of John W. Henry & Co./Millburn L.P. as of December 31, 2002 and 2001, and the results of its operations and changes in its partners' capital and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP


New York, New York
March 3, 2003

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------

                                                             2002           2001
                                                         ------------   ------------
ASSETS

  Investments (Note 2)                                   $ 30,928,775   $ 26,155,682
  Receivable from investments (Note 2)                         45,049        220,310
                                                         ------------   ------------

                TOTAL                                    $ 30,973,824   $ 26,375,992
                                                         ============   ============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Redemptions payable                                  $     45,049   $    220,310
                                                         ------------   ------------

            Total liabilities                                  45,049        220,310
                                                         ------------   ------------

PARTNERS' CAPITAL:
    General Partner:
        (231 and 284 Series A Units outstanding)               82,826         76,061
        (511 and 613 Series B Units outstanding)              148,873        133,398
        (378 and 450 Series C Units outstanding)               85,813         76,317
    Limited Partners:
        (22,376 and 25,601 Series A Units outstanding)      8,023,008      6,856,493
        (49,186 and 55,127 Series B Units outstanding)     14,329,638     11,996,457
        (36,378 and 41,374 Series C Units outstanding)      8,258,617      7,016,956
                                                         ------------   ------------

            Total partners' capital                        30,928,775     26,155,682
                                                         ------------   ------------

                TOTAL                                    $ 30,973,824   $ 26,375,992
                                                         ============   ============

NET ASSET VALUE PER UNIT

    Series A                                             $     358.55   $     267.82
                                                         ============   ============
    Series B                                             $     291.34   $     217.61
                                                         ============   ============
    Series C                                             $     227.02   $     169.60
                                                         ============   ============

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                                              2002           2001             2000
                                                         -------------   -------------    -------------
REVENUES:
    Trading profit (loss):
      Realized                                           $  10,429,479   $   6,379,319    $  (4,853,386)
      Change in unrealized                                   1,084,889      (3,588,388)       3,558,787
                                                         -------------   -------------    -------------

            Total trading results                           11,514,368       2,790,931       (1,294,599)

    Interest income (Note 3)                                   452,175       1,003,296        1,851,934
                                                         -------------   -------------    -------------

            Total revenues                                  11,966,543       3,794,227          557,335
                                                         -------------   -------------    -------------

EXPENSES:

    Brokerage commissions (Note 3)                           2,442,927       2,456,699        2,905,596
    Profit Shares (Note 4)                                   1,149,373               -                -
    Administrative fees (Note 3)                                71,850          72,253           78,254
                                                         -------------   -------------    -------------

            Total expenses                                   3,664,150       2,528,952        2,983,850
                                                         -------------   -------------    -------------

NET INCOME (LOSS)                                        $   8,302,393   $   1,265,275    $  (2,426,515)
                                                         =============   =============    =============


NET INCOME (LOSS) PER UNIT:

Weighted average number of General Partner

and Limited Partner Units outstanding (Note 5)                 116,271         132,824          177,217
                                                         =============   =============    =============

Net income (loss) per weighted average                   $       71.41   $        9.53    $      (13.69)
General Partner and Limited Partner Unit                 =============   =============    =============

Net income (loss) per weighted average General Partner
and Limited Partner Unit by series
     Series A                                            $       90.31   $       11.32    $      (14.05)
                                                         =============   =============    =============
     Series B                                            $       73.48   $       10.13    $      (16.73)
                                                         =============   =============    =============
     Series C                                            $       57.07   $        7.59    $       (8.95)
                                                         =============   =============    =============

All items of income and expense are from investments in Trading LLC's. See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                                     GENERAL PARTNER
                         SERIES          SERIES          SERIES       --------------------------------------------
                           A                B               C           SERIES          SERIES          SERIES
                         UNITS            UNITS           UNITS            A               B               C
                      ------------    ------------    ------------    ------------    ------------    ------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1999         39,839         101,789          66,670    $    131,110    $    282,923    $    152,600

Net loss                         -               -               -          (1,761)        (16,755)         (8,371)

Redemptions                (10,775)        (34,736)        (18,540)        (44,970)       (113,547)        (57,308)
                      ------------    ------------    ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2000         29,064          67,053          48,130          84,379         152,621          86,921

Net income                       -               -               -           4,427           8,469           4,786

Redemptions                 (3,179)        (11,313)         (6,306)        (12,745)        (27,692)        (15,390)
                      ------------    ------------    ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2001         25,885          55,740          41,824          76,061         133,398          76,317

Net income                       -               -               -          25,336          44,514          25,469

Redemptions                 (3,278)         (6,043)         (5,068)        (18,571)        (29,039)        (15,973)
                      ------------    ------------    ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2002         22,607          49,697          36,756    $     82,826    $    148,873    $     85,813
                      ============    ============    ============    ============    ============    ============

                                    LIMITED PARTNERS
                      --------------------------------------------
                         SERIES         SERIES          SERIES
                            A              B               C             TOTAL
                      ------------    ------------    ------------    ------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1999   $ 10,232,683    $ 21,241,923    $ 10,834,933    $ 42,876,172

Net loss                  (490,322)     (1,406,738)       (502,568)     (2,426,515)

Redemptions             (2,326,886)     (5,929,091)     (2,554,710)    (11,026,512)
                      ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2000      7,415,475      13,906,094       7,777,655      29,423,145

Net income                 305,079         610,135         332,379       1,265,275

Redemptions               (864,061)     (2,519,772)     (1,093,078)     (4,532,738)
                      ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2001      6,856,493      11,996,457       7,016,956      26,155,682

Net income               2,149,615       3,834,085       2,223,374       8,302,393

Redemptions               (983,100)     (1,500,904)       (981,713)     (3,529,300)
                      ------------    ------------    ------------    ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2002   $  8,023,008    $ 14,329,638    $  8,258,617    $ 30,928,775
                      ============    ============    ============    ============

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------

The following per Unit data and ratios have been derived from information provided in the financial statements.

                                               SERIES A       SERIES B       SERIES C
                                              ----------     ----------     ----------
Increase (Decrease) in Net Asset Value

PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year            $   267.82     $   217.61     $   169.60

Realized trading profit                           115.95          94.38          73.51
Change in unrealized                                9.91           8.07           6.29
Interest income                                     4.94           4.01           3.13
Expenses                                          (40.07)        (32.73)        (25.51)
                                              ----------     ----------     ----------

Net asset value, end of year                  $   358.55     $   291.34     $   227.02
                                              ==========     ==========     ==========

Total investment return, compounded monthly        33.88%         33.88%         33.86%
                                              ==========     ==========     ==========

RATIOS TO AVERAGE NET ASSETS:

Expenses                                           13.25%         13.35%         13.32%
                                              ==========     ==========     ==========

Net income                                         30.18%         30.19%         30.14%
                                              ==========     ==========     ==========

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     John W. Henry & Co./Millburn L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 29, 1989. The Partnership's initial offering of Units of limited partnership interest ("Series A Units") commenced trading activities on January 5, 1990. A second offering of Units of limited partnership interest ("Series B Units") commenced trading activities with respect to the Series B Units on January 28, 1991. A third offering of Units of limited partnership interest ("Series C Units") commenced trading activities with respect to the Series C Units on January 2, 1992. (Series A, B and C units are, hereinafter, collectively referred to as "Units.") The Partnership engages through investments in limited liability companies (see below) in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. MLIM Alternative Strategies LLC ("MLIM AS LLC"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the Partnership's commodity broker. MLIM AS LLC has agreed to maintain a general partner's interest of at least 1% of total capital of each Series of Units. MLIM AS LLC and each Limited Partner share in the profits and losses of such Series in proportion to their respective interests in it.

     John W. Henry & Company, Inc. and Millburn Ridgefield Corporation (each an "Advisor", together, "Advisors") have been the Partnership's only trading advisors since inception. Each Advisor was allocated 50% of the total assets of each Series as of the date such Series began trading. Subsequently, these allocations have varied over time. MLIM AS LLC may, in its discretion, reallocate assets between the advisors as of any month-end. The Partnership has placed all of its assets under the management of the Advisors through investing in private limited liability companies, ML JWH Financials and Metals Portfolio LLC ("JWH LLC") and ML Millburn Global LLC ("Millburn LLC"), ("Trading LLCs"), as described in Note 2. Certain of the following notes to financial statements are directly related to Partnership assets managed by the Advisors in the Trading LLCs.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     See Note 2 for discussion of revenue recognition for the Partnership's investments in Trading LLCs.

     OPERATING EXPENSES

     MLIM AS LLC pays all routine operating expenses, including legal, accounting, printing, postage and similar administrative expenses. MLIM AS LLC receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (see Note 3).

     INCOME TAXES

     No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for such Partner's respective share of the income and expenses of the series in which such partner is invested as reported for income tax purposes.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2016 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   INVESTMENTS IN TRADING LLCS

     The Partnership places all of its assets in the Trading LLCs. The financial statements of the Trading LLCs are bound together with this report and should be read in conjunction with the Partnership's financial statements.

     The investments in the Trading LLCs are reflected in the financial statements at fair value and reflected on the Statements of Financial Condition. Fair value is equal to the market value of the net assets of the Trading LLCs. The resulting difference between cost and fair value is reflected on the Statements of Operations as Income (loss) from investments.

     At December 31, 2002 and 2001, the Partnership had investments in JWH LLC and Millburn LLC as follows:

                        2002           2001
                    ------------   ------------
     JWH LLC        $ 15,464,387   $ 13,077,841
     Millburn LLC     15,464,387     13,077,841
                    ------------   ------------
     Total          $ 30,928,775   $ 26,155,682
                    ============   ============

3.   RELATED PARTY TRANSACTIONS

     The Partnership's U.S. dollar assets invested in Trading LLCs are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Trading LLCs with interest at the prevailing 91-day U.S. Treasury bill rate. The Trading LLCs are credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Trading LLCs, from possession of such assets.

     Merrill Lynch charges the Trading LLCs Merrill Lynch's cost of financing realized and unrealized losses on the Trading LLCs non-U.S.
     dollar-denominated positions.

     The Partnership pays brokerage commissions to MLPF&S through the Trading LLCs at a flat monthly rate of 0.708 of 1% (a 8.50% annual rate) of the Partnership's month-end assets. The Partnership also pays MLIM AS LLC a monthly administrative fee through the Trading LLCs of 0.21 of 1% (an 0.25% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLPF&S pays the Advisors annual consulting fees of 2% of the average month-end assets allocated to them for management after a reduction for a portion of brokerage commissions.

4.   ADVISORY AGREEMENTS

     The Trading LLCs entered into the Advisory Agreements with the Advisors (see Note 2).

     Profit Shares of 20%, of any New Trading Profit, as defined, either as of the end of each calendar quarter or year, were paid to each Advisor based on the performance of the Partnership account managed by such Advisor, irrespective of the overall performance of the Partnership. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent the applicable percentage of any New Trading Profits attributable to such Units.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units of each series outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units of each series outstanding for the years ended December 31, 2002, 2001 and 2000 equals the Units of such series outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The Partnership invests indirectly in derivative instruments by investing in the Trading LLCs, but does not itself hold any derivative instrument positions. The nature of this Partnership has certain risks, which can not be presented on the financial statements.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently resulted in changes in the net unrealized profit (loss) as reflected in the respective Statements of Financial Condition of the Trading LLCs. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, through the Trading LLCs, as well as the volatility and liquidity of such markets in which such derivative instruments are traded.

7.   SUBSEQUENT EVENT

     As of February 28, 2003, the general partner of the Partnership changed its name from MLIM Alternative Strategies LLC to Merrill Lynch Alternative Investments LLC as part of an internal Merrill Lynch reorganization. This change did not affect the personnel involved in the management of the Partnership. The change will have no impact on the Partnership's investors.

                               * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                         MLIM Alternative Strategies LLC
                               General Partner of
                        John W. Henry & Co./Millburn L.P.